Ex. 99.28(d)(23)(i)

Sub Sub-Advisory Agreement

JNL Series Trust

Franklin Advisers, Inc.

Franklin Templeton Institutional, LLC

This Sub Sub-Advisory Agreement (the “Agreement”), is made as of June 24, 2019, by and between Franklin Advisers, Inc. (“Franklin”), a Delaware limited liability company, and Franklin Templeton Institutional, LLC (“FTI”) a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, Franklin and FTI are under the common control of Franklin Resources, Inc.;

WHEREAS, Franklin and FTI are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, Franklin, pursuant to an Investment Sub-Advisory Agreement with Jackson National Asset Management, LLC (“Jackson National”) dated December 1, 2012, as amended (the “Investment Management Agreement”), has been retained to render investment sub-advisory services to one or more series of JNL Series Trust (the “Trust”) specified on Schedule A to the Investment Management Agreement, which appendix currently specifies the JNL Franklin Templeton Growth Allocation Fund (the “Account”); and

WHEREAS, Franklin wishes to engage the portfolio management services of FTI to assist in the management of the Account, as Franklin determines appropriate from time to time, in its sole discretion.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.        Franklin hereby retains Franklin and FTI hereby accepts such engagement, to furnish certain investment advisory services with respect to the investment portfolio of the Account, as more fully set forth herein.

(a)       Subject to the instructions and supervision of Franklin, FTI agrees to provide certain investment advisory services with respect to the securities, investments and cash equivalents in the Account. Franklin will have full responsibility for all investment sub-advisory services provided to the Account under the Investment Management Agreement.

(b)       Both Franklin and FTI may place all purchase and sale orders on behalf of the Account. The placement of these orders will take place in New York, New York or San Mateo, California.

(c)       Unless otherwise instructed by Franklin or Jackson National, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Franklin or Jackson National, FTI shall report daily all transactions effected by FTI on behalf of the Account to Franklin and to other entities as reasonably directed by Franklin or Jackson National.

(d)       In performing its services under this Agreement, FTI shall adhere to the Account’s investment objectives, policies and restrictions as provided in the Investment Management Agreement between Franklin and Jackson National and shall comply with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder in all material respects.

(e) In carrying out its duties hereunder, FTI shall comply with all reasonable instructions of Jackson National or Franklin in connection therewith. Such instructions may be given by letter, e-mail, telex, telefax or telephone confirmed by telex, provided a certified copy of such instructions has been supplied to FTI.

(f)       Franklin shall be responsible for the distribution to Jackson National of a copy of Part II of FTI’s Form ADV, as may be required under U.S. federal securities laws.

(g)       Decisions on proxy voting will be made by FTI unless such decisions are expressly reserved by either Franklin, a named fiduciary of the Account or Jackson National. FTI may in its discretion exercise any and all voting rights with respect to the securities, but it shall not be required to take any action or render any advice with respect to the exercise of such rights, whether by voting proxies solicited or with respect to the issuer of such securities.

2.        In performing the services described above, FTI shall use its best efforts to obtain for the Account the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by Jackson National, FTI may, to the extent authorized by law and in accordance with the terms of the Account’s Investment Management Agreement, cause the Account to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FTI shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.         (a)        Franklin shall pay to FTI a reasonable fee calculated as described in Schedule 1, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by FTI during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Franklin relating to the previous month.

(b)       Franklin and FTI shall share pro rata in any voluntary reduction or waiver by Franklin of the advisory fee due under the Investment Management Agreement between Franklin and Jackson National.

(c)       If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.        It is understood that the services provided by FTI are not to be deemed exclusive. Franklin acknowledges that FTI may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Account (collectively, “Clients”). Franklin agrees that FTI may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Account. In providing services, FTI may use information furnished by others to FTI and Franklin in providing services to other such Clients.

5.        FTI agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.        During the term of this Agreement, FTI will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Account. FTI will be responsible for all of its expenses and liabilities.

7.        FTI shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Franklin, Jackson National or the Account in any way, or in any way be deemed an agent for Franklin, Jackson National or the Account.

8.        FTI will treat confidentially and as proprietary information of the Account all records and other information relative to the Account and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Franklin, which approval shall not be unreasonably withheld and may not be withheld where FTI may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Account.

9.        This Agreement shall become effective on the later of: (i) its execution; and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either: (a) by the Trustees of the Trust; or (b) a vote of a majority of the outstanding voting securities of the Account, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Account if a majority of the outstanding voting securities of the Account (as defined in Rule 18f-2(h) under the Investment Company Act of 1940) votes to approve this Agreement or its continuance.

If any required shareholder approval of this Agreement or any continuance of this Agreement is not obtained, then FTI will continue to act as investment subadvisor with respect to the Account pending the required approval of the Agreement or its continuance or of a new contract with FTI or a different adviser or Subadviser or other definitive action; provided, that the compensation received by FTI in respect of the Account during such period is in compliance with Rule 15a-4 under the Investment Company Act of 1940.

10.       (a)        Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by: (i) Jackson National, or the Trustees of the Trust, or a majority of the outstanding voting shares of the JNL Franklin Templeton Growth Allocation Fund series of the

Trust, upon not less than thirty (30) days’ written notice to Franklin and FTI; or (ii) Franklin or FTI upon not less than sixty (60) days’ written notice to the other party and to Jackson National.

          (b)       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, and in the event of any act or event that terminates the Investment Management Agreement between Franklin and Jackson National.

11.      (a)       In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTI, neither FTI nor any of its directors, officers, employees or affiliates shall be subject to liability to Franklin for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Account.

           (b)       Notwithstanding paragraph 11(a), to the extent that Franklin is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Account (a “liability”) for any acts undertaken by FTI pursuant to authority delegated as described in Paragraph 1(a), FTI shall indemnify Franklin and each of its affiliates, officers, directors and employees (each an “Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by an Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Indemnified Party, in connection with such liability.

12.        Upon termination of FTI’s engagement under this Agreement or at the direction of Jackson National, FTI shall forthwith deliver to Jackson National, or to any third party at Jackson National’s direction, all records, documents and books of accounts which are in the possession or control of FTI and relate directly and exclusively to the performance by FTI of its obligations under this Agreement; provided, however, that FTI shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTI shall provide Jackson National or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

13.       Termination of this Agreement or FTI’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.        Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service and shall be effective upon receipt. Notices and communications shall be given:

(i)        to Franklin:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California 94403

Attn: General Counsel

(ii)       to FTI:

Franklin Templeton Institutional, LLC

280 Park Avenue

New York, New York 10017

Attn: General Counsel

With a copy to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, California 94404

Attn: General Counsel

16.        This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

Franklin Advisers, Inc.

By: /s/ Edward Perks

Name: Edward Perks

Title: President, Chief Investment Officer

Franklin Templeton Institutional, LLC

By: /s/ John Remmert

Name: John Remmert

Title: Senior Vice President

Schedule 1

FEES

For the purposes of the Agreement, the fees payable to FTI by Franklin shall be calculated as (i) the respective gross fee for the relevant sleeve (ii) multiplied by the average net assets of the sleeve times FTI’s portfolio management contribution percentage (“PM Contribution %”).

The gross fee for each sleeve is as follows:

JNL/Franklin Templeton Growth Allocation - Frk International Growth Fund:	25bps
JNL/Franklin Templeton Growth Allocation - Investment Grade Corporate:	40bps

The PM Contribution % by FTI for each sleeve is as follows:

Name	PM Contribution %	Calculation of fees payable to FTI
JNL/Franklin Templeton Growth Allocation - Frk International Growth Fund	100%	100% * 25bps = 25bps
JNL/Franklin Templeton Growth Allocation - Investment Grade Corporate	60%	60% * 40bps = 24bps

Additionally, internal or external expenses incurred in connection with servicing the sleeve will be borne by Franklin and FTI in proportion to their respective PM Contribution %.

For the avoidance of doubt, the fees payable under the Agreement are exclusive of any Value Added Tax (“VAT”), Goods and Services Tax or other equivalent taxes, which shall be charged separately to FTI, if applicable.